Contact:    Carl L.  Campbell                               October 28, 1997
            President and CEO
            (717)231-5707


            KEYSTONE FINANCIAL INC., ANNOUNCES MANAGEMENT CHANGES

HARRISBURG, PA, OCTOBER 28 -- Keystone Financial, Inc., (NASDAQ,NM:KSTN), the fourth largest bank holding company headquartered in Pennsylvania, announced today that Mark L. Pulaski, (43), has been named Vice Chairman and Chief Operating Officer and was appointed to the company's board of directors. Pulaski previously served as Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer. In his new posts, Pulaski will be responsible for all customer sales and support and related administrative segments of the Company.

Pulaski joined the company in 1983 as Vice President and Chief Financial Officer of Northern Central Bank, one of Keystone's community banks. He is a Certified Public Accountant and previously practiced with the accounting firms of Price Waterhouse and Ernst & Young. The company also announced that George H. Groves, Senior Executive Vice President and Chief Banking Officer, resigned to pursue other business interests. Carl L. Campbell, President and Chief Executive Officer of Keystone stated. "George Groves has made many valuable contributions to the company in the past 12 years, and we wish him well in his future endeavors."

Keystone Financial, Inc., with assets of approximately $6.8 billion has seven member banks -- American Trust Bank, N.A., Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, N.A., Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA; -- which together operate nearly 200 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates Martindale Andres & Co., West Conshohocken, PA, a company providing investment management services, Keystone Financial Mortgage Co., Lancaster, PA, MMC&P, a retirement benefit services firm, Pittsburgh, PA, Keystone Financial Leasing Corporation, Exton, PA and Key Call Phone Banking Center, Cumberland, MD.

For more information, visit the company's web site on the Internet at www.keyfin.com
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